CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment #4) of our report dated May 2, 2013, except for the Correction of Prior Year Information disclosed in Note 1, as to which the date is September 24, 2013, with respect to the audited consolidated financial statements of Petrosonic Energy, Inc. (Successor) for the period from August 1, 2012 through December 31, 2012 and of Petrosonic Albania, SHA. (Predecessor) for the period from May 24, 2010 (inception) through July 31, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 18, 2013